Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Fourth Quarter and Full Year 2019 Results

Fourth Quarter Highlights

"	Total Revenues of $1.448 billion, up 2.4% from last year (up 3.2% in constant currency)
"	Net Loss of $13.5 million
"	Adjusted Net Income for basic earnings per share of $38.9 million, up 105.8% compared to last year
"	Adjusted EBITDA of $269.1 million, up 11.6% (up 12.5% in constant currency) after adjusting 2018 for ASC 842 impact
"	Net cash provided by operating activities of $368.8 million, up $144.4 million from last year
"	Adjusted Free Cash Flow of $303.1 million, up $185.7 million from last year after adjusting 2018 for cash flow classification impact of ASC 842
"	Total liquidity of $597 million, comprised of $265 million of cash and $332 million of availability under revolving lines of credit as of December 31, 2019.
"	Consolidated average ticket price of $9.47, up 3.3% from last year (up 4.0% in constant currency)
"	Consolidated food and beverage revenue per patron of $4.74, up 2.4% from last year (up 2.8% in constant currency)

LEAWOOD, KANSAS - (February 27, 2020) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the fourth quarter and year-ended December 31, 2019.

“We are very pleased to have delivered another quarter of strong results to finish 2019.  Despite the U.S. industry box office declining 1.6% in the fourth quarter, AMC grew revenue 2.4%, and Adjusted EBITDA 11.6%, year-over-year, after adjusting 2018 for the non-cash accounting impact of ASC 842. These results, when combined with our disciplined approach to capital expenditures, generated approximately $303.1 million of adjusted free cash flow for the fourth quarter of 2019. These impressive results illustrate the power of customer engagement through the AMC platform, especially from our A-List subscription program and AMC Stubs loyalty program in the U.S., returns from our industry-leading recliner seating investments both in the U.S. and overseas, as well as the strength of our diversified geographic footprint,” said Adam Aron, CEO and President of AMC.

Aron added, “In the fourth quarter, AMC once again vastly outperformed the rest of the U.S. theatre industry, among other metrics by a stunning 607 basis points on admissions revenue per screen. It was the seventh consecutive quarter that AMC added market share in the United States. Likewise, we generated record fourth quarter food and beverage revenues per patron in both the U.S. and international markets, as fourth quarter U.S. and international food and beverage revenues per patron grew 2.5% and 7.8%, in constant currency, respectively.”

Key Financial Results  (presented in millions, except operating data)

	Quarter Ended December 31,			Year Ended December 31,
	2019	2018	Change	2019	2018	Change
GAAP Results*
Revenue	$1,447.7	$1,413.3	2.4%	$5,471.0	$5,460.8	0.2%
Net earnings (loss)	$(13.5)	$170.6	$(184.1)	$(149.1)	$110.1	$(259.2)
Net cash provided by operating activities	$368.8	$224.4	64.3%	$579.0	$523.2	10.7%
Non-GAAP Results**
Total revenues (2019 constant currency adjusted)	$1,457.9	$1,413.3	3.2%	$5,550.1	$5,460.8	1.6%
Adjusted EBITDA	$269.1	$264.1	1.9%	$771.4	$929.2	(17.0)%
Adjusted EBITDA (2019 constant currency adjusted; 2018 adjusted for ASC 842)	$271.3	$241.1	12.5%	$781.4	$835.9	(6.5)%
Adjusted Free Cash Flow (2018 adjusted for ASC 842)	$303.1	$117.4	$185.7	$358.5	$240.6	$117.9
Free cash flow (2018 Adjusted for ASC 842)	$198.9	$8.7	$190.2	$60.9	$(110.7)	$171.6
Adjusted net earnings (loss) for basic earnings per share	$38.9	$18.9	$20.0	$(112.1)	$12.5	$(124.6)
Operating Metrics
Attendance (in thousands)	92,563	94,063	(1.6)%	356,443	358,901	(0.7)%
U.S. markets attendance (in thousands)	62,319	65,194	(4.4)%	250,370	255,736	(2.1)%
International markets attendance (in thousands)	30,244	28,869	4.8%	106,073	103,165	2.8%
Average screens	10,656	10,695	(0.4)%	10,669	10,696	(0.3)%

* Please refer to our form 10-K filed today for a discussion of items included in GAAP net earnings (loss).

 ** Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Selected Fourth Quarter Financial Results

•

Revenue: Fourth quarter total revenues were $1.448 billion, up 2.4% on a GAAP basis (up 3.2% in constant currency) from the year-ago quarter.  This  reflects a 2.4% increase in constant currency admissions revenue driven by strong U.S. average ticket price growth of 6.4%, a 1.3% increase in constant currency food and beverage revenue driven by solid constant currency food and beverage revenue per patron growth of 2.8%, and a 15.4% constant currency increase in other revenues, largely from increases in online ticketing fees.

•

Net Loss: Net loss was $13.5 million, as compared to net income of $170.6 million in the year-ago quarter. The fourth quarter loss includes approximately $84.3 million of expense related to impairments of long-lived assets, the majority of which is attributable to impairments of operating lease right-of-use assets from the adoption of ASC 842, and approximately $9.6 million of expense associated with the fair-value remeasurement of a derivative liability and derivative asset related to the Company’s Convertible Notes due 2024, offset by approximately $41.5 million of income from a non-recurring tax benefit related to international operations. Net income for the fourth quarter a year ago included approximately $165.5 million of income related to the fair-value remeasurement of a derivative liability and derivative asset associated with the Company’s Convertible Notes due 2024.

•

Adjusted Net Income: Adjusted net income for basic earnings per share was $38.9 million, up 105.8% from the prior year quarter.   Adjusted net income normalizes results for the impact of the fair-value remeasurement of the derivative liability and derivative asset related to the Company’s Convertible Notes due 2024, the impact related to the impairment of long-lived assets, and the benefit of the non-recurring international tax credit in each period presented.

•

Adjusted EBITDA: Total Adjusted EBITDA was $269.1 million. Total Adjusted EBITDA grew 11.6% year-over-year (up 12.5% in constant currency), after adjusting the year-ago quarter for $23.0 million in non-cash accounting impact of ASC 842 for comparability. U.S. markets Adjusted EBITDA increased 18.4%, while International markets Adjusted EBITDA was unchanged (increased 2.7% in constant currency) after adjusting the year ago quarter for the non-cash accounting impact of ASC 842.

•

Cash Flow: Net cash provided by operating activities was $368.8 million growing 75.5% or $158.7 million after adjusting 2018 for the $14.3 million cash flow classification impact of ASC 842 from financing activities to operating activities. Adjusted Free Cash Flow was $303.1 million and Free Cash Flow was $198.9 million, up $185.7 million and $190.2 million, respectively, compared to last year, after adjusting for the cash flow classification impact of ASC 842.

Selected Full-Year Financial Results

•

Revenue: Full-year total revenues were a record $5.47 billion, up 0.2% on a GAAP basis (up 1.6% on a constant currency basis) from last year. Results were driven by strength in food and beverage revenues, up 2.9% (up 4.1% in constant currency) from a combination of higher food and beverage revenues per patron and increases in international attendance, and by increases in other revenues which were up 11.3% (up 13.6% in constant currency), primarily the result of higher online ticket fee revenues.

•

Net Loss: Net loss was $149.1 million, compared with net earnings of $110.1 million last year. The 2019 net loss included an increase in impairments of long-lived assets of $70.5 million, primarily related to the implementation of ASC 842, and an increase in income tax benefit of $41.5 million related to our international operations. The 2018 net earnings included approximately $111.4 million of income related to the fair-value remeasurement of a derivative liability and derivative asset.

•

Adjusted Net Income (loss): Adjusted net loss for basic loss per share was $112.1 million compared to adjusted net income of $12.5 million a year ago.  Adjusted net income normalizes results for the impact of the fair-value remeasurement of the derivative liability and derivative asset related to the Company’s Convertible Notes due 2024, the impact related to the impairment of long-lived assets, and the benefit of the non-recurring international tax credit in each period presented.

•

Adjusted EBITDA: Total Adjusted EBITDA was $771.4 million. Total Adjusted EBITDA declined 7.7% year-over-year (down 6.5% in constant currency), after adjusting the prior year for $93.3 million in non-cash accounting impact of ASC 842.  2018 Adjusted EBITDA benefited from a one-time $35 million reduction in rent expense related to a lease modification.

•

Cash Flow: Net cash provided by operating activities was $579.0 million, up 24.4% or $113.4 million after adjusting 2018 for the $57.6 million cash flow classification impact of ASC 842 from financing activities to operating activities. Adjusted Free Cash Flow was $358.5 million and Free Cash Flow was $60.9 million, up $117.9 million and $171.6 million, respectively, compared to last year, after adjusting 2018 for the cash flow classification impact of ASC 842.

Other Key Highlights

•

Industry Performance: In the fourth quarter of 2019, the U.S. industry box office generated $2.9 billion in admissions sales (a 1.6% year-over-year decline on a 5.3% decrease in attendance and a 3.8% increase in average ticket price). AMC outperformed the U.S. industry on both attendance per screen and admissions revenue per screen by approximately 230 and 490 basis points, respectively, and after excluding AMC from the U.S. industry statistics, that outperformance grew to approximately 285 and 610 basis points, respectively. The fourth quarter of 2019 marks the seventh consecutive quarter of attendance per screen outperformance and the fourth consecutive quarter of admissions revenue outperformance versus the industry. Internationally, the industry box office in countries served by Odeon grew 9.7%, in constant currency, or 6.1%, weighted for the countries in which we operate. The industry box office across Europe benefited from a more family friendly film slate compared to a year ago, offset by less local content. The 2019 fourth quarter marked the second highest fourth quarter attendance ever for AMC, both in the U.S. and International markets.

•

AMC Stubs A-List Program: Since its launch in June 2018, the A-List tier of our successful AMC Stubs loyalty program has attracted more than 900,000 subscribers. During the first quarter of 2019, AMC implemented a 10% membership price increase in ten states and a 20% price increase in five states. Based on an average monthly frequency of 2.4x for our A-List members in the fourth quarter, their associated full-price bring-along guest attendance, their food and beverage spend and the price increases in the first quarter, we believe the A-List program was profitable in the fourth quarter and year ended December 31, 2019 compared to our estimated results if the program had not existed. A-List membership levels and contributions continue to exceed our expectations.

•

Circuit Update: As of December 31, 2019, AMC owned, operated, or had interests in 636 theatres in the U.S. and 368 theatres internationally. In the fourth quarter, the Company added premium recliner seating to 20 theatres, including 10 in the U.S. and 10 internationally, bringing the U.S. penetration of theatres offering recliner seating to approximately 81% of addressable theatres, and approximately 19% of addressable European theatres.  Premium large format offerings continue to attract guests by delivering the best sight and sound experience, and the Company added nine new Dolby screens, four new IMAX screens and three new Prime at AMC screens during the quarter.

•

New Lease Accounting Standard (ASC 842): The Company adopted ASC 842 on January 1, 2019. As previously disclosed, ASC 842 is an accounting change with no impact on AMC’s business or total cash flows. While this new rule introduces certain presentation changes to all three of AMC’s core financial statements, it does not affect day-to-day operations or cash generation. As a result of adopting ASC 842, the key changes are as follows: (i) the Company’s consolidated balance sheet now includes operating lease right-of-use assets and operating lease liabilities of $4.8 billion and $5.5 billion, respectively, at December 31, 2019; (ii) the Company’s income statement for the three months ended December 31, 2019 includes additional rent expense of $28.9 million, a decline in depreciation and amortization of $24.0 million and a decline in interest expense of $6.9 million; and (iii) the Company’s cash flows provided by operating activities for the twelve months ended December 31, 2019 is lowered by $56.0 million, offset by an equivalent increase in the Company’s cash flows provided by financing activities.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Thursday, February 27, 2020. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC Stubs A-List may not meet anticipated revenue projections which could negatively impact projected operating results; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union or widespread health emergencies, such as the novel coronavirus or other pandemics or epidemics; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; certain covenants in the agreements that govern AMC’s indebtedness may limit its ability to take advantage of certain business opportunities;; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize interest expense deductions, interest deduction carry forwards and net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; our ability to recognize certain international deferred tax assets which do not have a valuation allowance recorded; review by antitrust authorities in connection with acquisition opportunities; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s reports on Forms 10-K and Form 10-Q filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Calendar Periods Ended December 31, 2019 and December 31, 2018

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
Admissions	$877.0	$862.3	$3,301.3	$3,385.0
Food and beverage	438.3	435.1	1,719.6	1,671.5
Other theatre	132.4	115.9	450.1	404.3
Total revenues	1,447.7	1,413.3	5,471.0	5,460.8

Operating costs and expenses
Film exhibition costs	434.5	433.5	1,699.1	1,710.2
Food and beverage costs	73.6	68.9	278.7	270.9
Operating expense, excluding depreciation and amortization below	427.4	417.8	1,686.6	1,654.7
Rent	241.2	204.7	967.8	797.8
General and administrative:
Merger, acquisition and other costs	4.3	4.2	15.5	31.3
Other, excluding depreciation and amortization below	26.1	43.7	153.0	179.3
Depreciation and amortization	112.9	139.4	450.0	537.8
Impairment of long-lived assets	84.3	13.8	84.3	13.8
Operating costs and expenses	1,404.3	1,326.0	5,335.0	5,195.8

Operating income	43.4	87.3	136.0	265.0
Other expense (income):
Other expense (income)	8.3	(165.6)	13.4	(108.1)
Interest expense:
Corporate borrowings	74.1	74.1	292.8	262.3
Capital and financing lease obligations	1.6	9.0	7.6	38.5
Non-cash NCM exhibitor services agreement	10.0	10.3	40.4	41.5
Equity in earnings of non-consolidated entities	(6.4)	(12.7)	(30.6)	(86.7)
Investment expense (income)	2.7	1.2	(16.0)	(6.2)
Total other expense	90.3	(83.7)	307.6	141.3

Earnings (loss) before income taxes	(46.9)	171.0	(171.6)	123.7
Income tax provision (benefit)	(33.4)	0.4	(22.5)	13.6
Net earnings (loss)	$(13.5)	$170.6	$(149.1)	$110.1

Diluted earnings (loss) per share	$(0.13)	$0.43	$(1.44)	$0.41

Average shares outstanding diluted (in thousands)	103,850	135,450	103,832	130,105

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2019	December 31, 2018
Cash and cash equivalents	$265.0	$313.3
Corporate borrowings	4,753.4	4,723.0
Other long-term liabilities	195.9	963.1
Finance lease liabilities	99.9	560.2
Stockholders' equity	1,214.2	1,397.6
Total assets	13,675.8	9,495.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2019	2018	2019	2018
Net cash provided by operating activities	$368.8	$224.4	$579.0	$523.2
Net cash used in investing activities	$(167.7)	$(202.9)	$(516.1)	$(317.2)
Net cash used in financing activities	$(40.0)	$(39.5)	$(112.9)	$(194.8)
Adjusted free cash flow	$303.1	$131.7	$358.5	$298.2
Free cash flow	$198.9	$23.0	$60.9	$(53.1)
Capital expenditures	$(169.9)	$(201.4)	$(518.1)	$(576.3)
Screen additions	47	43	85	89
Screen acquisitions	6	—	70	39
Screen dispositions	29	34	210	211
Construction openings, net	72	111	5	5
Average screens	10,656	10,695	10,669	10,696
Number of screens operated	11,041	11,091	11,041	11,091
Number of theatres operated	1,004	1,006	1,004	1,006
Screens per theatre	11.0	11.0	11.0	11.0
Attendance (in thousands)	92,563	94,063	356,443	358,901

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	62,319	65,194	250,370	255,736
International markets	30,244	28,869	106,073	103,165
Consolidated	92,563	94,063	356,443	358,901

Average ticket price (in dollars):
U.S. markets	$9.85	$9.26	$9.54	$9.55
International markets	$8.69	$8.96	$8.61	$9.15
Consolidated	$9.47	$9.17	$9.26	$9.43

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.33	$5.20	$5.38	$5.17
International markets	$3.51	$3.33	$3.50	$3.40
Consolidated	$4.74	$4.63	$4.82	$4.66

Average Screen Count (month end average):
U.S. markets	7,998	8,014	8,000	8,028
International markets	2,658	2,681	2,669	2,668
Consolidated	10,656	10,695	10,669	10,696

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
U.S. markets	$1,024.1	$1,006.1	$4,023.2	$4,013.2
International markets	423.6	407.2	1,447.8	1,447.6
Consolidated	$1,447.7	$1,413.3	$5,471.0	$5,460.8

Adjusted EBITDA
U.S. markets	$179.8	$164.9	$575.6	$700.5
International markets	89.3	99.2	195.8	228.7
Consolidated	$269.1	$264.1	$771.4	$929.2

Capital Expenditures
U.S. markets	$125.5	$130.7	$369.4	$395.6
International markets	44.4	70.7	148.7	180.7
Consolidated	$169.9	$201.4	$518.1	$576.3

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net earnings (loss)	$(13.5)	$170.6	$(149.1)	$110.1
Plus:
Income tax provision (benefit)	(33.4)	0.4	(22.5)	13.6
Interest expense	85.7	93.4	340.8	342.3
Depreciation and amortization	112.9	139.4	450.0	537.8
Impairment of long-lived assets	84.3	13.8	84.3	13.8
Certain operating expenses (2)	4.7	7.8	14.8	24.0
Equity in earnings of non-consolidated entities (3)	(6.4)	(12.7)	(30.6)	(86.7)
Cash distributions from non-consolidated entities (4)	18.8	4.3	35.8	35.2
Attributable EBITDA (5)	1.2	3.6	5.0	7.3
Investment expense (income)	2.7	1.2	(16.0)	(6.2)
Other expense (income) (6)	8.7	(165.9)	13.3	(108.2)
Non-cash rent - purchase accounting (7)	6.2	—	25.7	—
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	4.3	4.2	15.5	31.3
Stock-based compensation expense (credit) (9)	(7.1)	4.0	4.4	14.9
Adjusted EBITDA (1)	$269.1	$264.1	$771.4	$929.2
Adjusted EBITDA margin (1)	18.6%	18.7%	14.1%	17.0%
Total revenues	$1,447.7	$1,413.3	$5,471.0	$5,460.8
Net earnings (loss) margin (10)	-0.9%	12.1%	-2.7%	2.0%
Rent	$241.2	$204.7	$967.8	$797.8

1)

We present Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA margin are non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA margin because we believe they provide management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA margin:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

For the three and twelve months ended December 31, 2019, the Company recorded $4.3 million and $25.4 million, respectively, in earnings from DCIP. For the twelve months ended December 31, 2018, the Company recorded equity in earnings related to its sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in earnings of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the twelve months ended December 31, 2018. Equity in earnings of non-consolidated entities for the twelve months ended December 31, 2018 includes a lower of carrying value impairment loss on the held-for-sale portion of NCM of $16.0 million.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Equity in earnings of non-consolidated entities	$(6.4)	$(12.7)	$(30.6)	$(86.7)
Less:
Equity in earnings of non-consolidated entities excluding international theatre JV's	(6.0)	(9.8)	(29.2)	(81.9)
Equity in earnings of International theatre JV's	0.4	2.9	1.4	4.8
Income tax provision	0.2	0.2	0.4	0.4
Investment income	(0.1)	(0.2)	(0.7)	(0.5)
Interest expense	(0.1)	—	—	—
Depreciation and amortization	0.6	0.7	3.4	2.6
Other expense	0.2	—	0.5	—
Attributable EBITDA	$1.2	$3.6	$5.0	$7.3

6)

Other expense (income) for the three months ended December 31, 2019 includes income due to the increase in fair value of the derivative asset related to the Company’s Convertible Notes due 2024 of $18.0 million, expense as a result of the decrease in fair value of its derivative liability of $8.6 million, and foreign currency transaction losses of $0.8 million. Other expense for the twelve months ended December 31, 2019 was primarily due to expense related to modifications of term loans income of $16.6 million, foreign currency transaction losses of $1.5 million, non-operating net periodic benefit cost of $1.2 million, the decrease in fair value of our derivative asset for the contingent call option related to the Class B common stock purchase and cancellation agreement of $17.7 million, partially offset by income a decrease in fair value of the derivative liability related to the Company’s Convertible Notes due 2024 of $23.5 million. During the twelve months ended December 31, 2018, we recorded gain of $111.4 million as a result of a decrease in fair value of our derivative liability and an increase in fair value of our derivative asset for the Convertible Notes due 2024.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

9)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

10)	Net earnings (loss) margin is defined as net earnings (loss) divided by total revenues.

Reconciliation of Adjusted Free Cash Flow and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net cash provided by operating activities	$368.8	$224.4	$579.0	$523.2
Plus:
Merger, acquisition and other costs(2)	4.3	4.2	15.5	31.3
Less:
Maintenance capital expenditures(3)	52.5	69.4	129.5	128.7
Landlord contributions(5)	17.5	27.5	106.5	127.6
Adjusted free cash flow (1)	$303.1	$131.7	$358.5	$298.2

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net cash provided by operating activities	$368.8	$224.4	$579.0	$523.2
Less: total capital expenditures	(169.9)	(201.4)	(518.1)	(576.3)
Free cash flow (1)	$198.9	$23.0	$60.9	$(53.1)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures(4)	$141.4	$147.9	$388.2	$459.8
Maintenance capital expenditures(3)	52.5	69.4	129.5	128.7
Change in construction payables(6)	(24.0)	(15.9)	0.4	(12.2)
Total capital expenditures	$169.9	$201.4	$518.1	$576.3

AMC is disclosing non-U.S. GAAP financial measures “Adjusted Free Cash Flow” and “Free Cash Flow” as measures of our liquidity.  We believe these measures are indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)

We present “Adjusted Free Cash Flow” and “Free Cash Flow” as supplemental measures of our liquidity.  Management uses Adjusted Free Cash Flow measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities. Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and other costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities.

Free cash flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The term adjusted free cash flow and free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and other costs are excluded as they are non-operating.

3)

Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)

Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)

Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow and Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of Consolidated Adjusted EBITDA and Adjusted Free Cash Flow Under ASC 842

(dollars in millions)

(Unaudited)

	Quarter Ended December 31,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$269.1	$264.1	1.9%
Certain adjustments to rent expense (a)	—	(23.0)
Total Adjusted EBITDA (post-ASC 842)	269.1	241.1	11.6%
Impact of ASC 842 on Adjusted EBITDA	$(22.7)	$(23.0)

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $21.2 million and deferred rent related to deferred gain amortization of $1.8 million.

	Year Ended December 31,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$771.4	$929.2	(17.0)%
Certain adjustments to rent expense (a)	—	(93.3)
Total Adjusted EBITDA (post-ASC 842)	771.4	835.9	(7.7)%
Impact of ASC 842 on Adjusted EBITDA	$(90.8)	$(93.3)

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $87.1 million and deferred rent related to deferred gain amortization of $6.2 million.

Reconciliation of net earnings to Adjusted EBITDA for 2018 (adjusted for ASC 842 (see footnotes above):

(dollars in millions)

	Quarter Ended	Year Ended
	December 31,	December 31,
	2018	2018
Net earnings	$182.9	127.3
Plus:
Income tax provision	0.4	13.6
Interest expense	86.5	312.8
Depreciation and amortization	115.4	432.1
Certain operating expenses (2)	7.8	24.0
Equity in earnings of non-consolidated entities (3)	(12.7)	(86.7)
Cash distributions from non-consolidated entities (4)	4.3	35.2
Attributable EBITDA (5)	3.6	7.3
Investment income	1.2	(6.2)
Other income (6)	(165.9)	(108.2)
Non-cash rent - purchase accounting (7)	9.4	38.5
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	4.2	31.3
Stock-based compensation expense (9)	4.0	14.9
Adjusted EBITDA (1)	$241.1	$835.9

	Quarter Ended December 31,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$303.1	$131.7	*	%
Adjustment to cash flow used in operating activities (a)	—	(14.3)
Adjusted free cash flow (post-ASC 842)	303.1	117.4	*	%
Impact of ASC 842 on Adjusted free cash flow	$(14.0)	$(14.3)

	Quarter Ended December 31,
	2019	2018	Change
Free cash flow
Free cash flow (as reported)	$198.9	$23.0	*	%
Adjustment to cash flow used in operating activities (a)	—	(14.3)
Free cash flow (post-ASC 842)	198.9	8.7	*	%
Impact of ASC 842 on Free cash flow	$(14.0)	$(14.3)

(a)Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities.

*Increase over 100%.

	Year Ended December 31,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$358.5	$298.2	20.2%
Adjustment to cash flow used in operating activities (a)	—	(57.6)
Adjusted free cash flow (post-ASC 842)	358.5	240.6	49.0%
Impact of ASC 842 on Adjusted free cash flow	$(56.0)	$(57.6)

	Year Ended December 31,
	2019	2018	Change
Free cash flow
Free cash flow (as reported)	$60.9	$(53.1)	*	%
Adjustment to cash flow used in operating activities (a)	—	(57.6)
Free cash flow (post-ASC 842)	60.9	(110.7)	*	%
Impact of ASC 842 on Free cash flow	$(56.0)	$(57.6)

(a)Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities.

Select Consolidated Constant Currency financial data (see Note 10):

Quarter and Year Ended December  31, 2019

(dollars in millions) (unaudited)

	Quarter Ended			Year Ended
	December 31, 2019			December 31, 2019
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$614.1	$269.3	$883.4	$2,388.2	$963.2	$3,351.4
Food and beverage	332.3	108.5	440.8	1,348.0	391.5	1,739.5
Other theatre	77.7	56.0	133.7	287.0	172.2	459.2
Total revenues	1,024.1	433.8	1,457.9	4,023.2	1,526.9	5,550.1

Operating costs and expenses
Film exhibition costs	322.3	115.0	437.3	1,311.5	409.0	1,720.5
Food and beverage costs	48.2	25.9	74.1	193.8	89.4	283.2
Operating expense	305.3	125.0	430.3	1,215.5	497.2	1,712.7
Rent	177.1	65.8	242.9	708.2	274.1	982.3
General and administrative:
Merger, acquisition and other costs	0.7	3.6	4.3	6.5	9.5	16.0
Other	12.0	14.3	26.3	86.4	70.4	156.8
Depreciation and amortization	88.2	25.2	113.4	340.4	115.9	456.3
Impairment of long-lived assets	76.6	7.7	84.3	76.6	7.7	84.3
Operating costs and expenses	1,030.4	382.5	1,412.9	3,938.9	1,473.2	5,412.1

Operating income (loss)	(6.3)	51.3	45.0	84.3	53.7	138.0
Other expense (income)	8.7	(0.4)	8.3	13.3	0.2	13.5
Interest expense	83.9	2.1	86.0	332.6	8.9	341.5
Equity in earnings of non-consolidated entities	(5.9)	(0.4)	(6.3)	(29.1)	(1.7)	(30.8)
Investment expense (income)	2.7	—	2.7	(3.0)	(14.8)	(17.8)
Total other expense	89.4	1.3	90.7	313.8	(7.4)	306.4
Loss before income taxes	(95.7)	50.0	(45.7)	(229.5)	61.1	(168.4)
Income tax provision (benefit)	3.0	(37.4)	(34.4)	11.9	(35.1)	(23.2)
Net income (loss)	$(98.7)	$87.4	$(11.3)	$(241.4)	$96.2	$(145.2)

Attendance	62,319	30,244	92,563	250,370	106,073	356,443
Average Screens	7,998	2,658	10,656	8,000	2,669	10,669
Average Ticket Price	$9.85	$8.90	$9.54	$9.54	$9.08	$9.40

Reconciliation of Consolidated Constant Currency Adjusted EBITDA and Adjusted EBITDA Margin (see Note 10):

Quarter and Year Ended December  31, 2019

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31, 2019	December 31, 2019
	Constant Currency (10)	Constant Currency (10)
Net loss	$(11.3)	$(145.2)
Plus:
Income tax benefit	(34.4)	(23.2)
Interest expense	86.0	341.5
Depreciation and amortization	113.4	456.3
Impairment of long-lived assets	84.3	84.3
Certain operating expenses (2)	4.8	15.1
Equity in earnings of non-consolidated entities (3)	(6.3)	(30.8)
Cash distributions from non-consolidated entities (4)	18.7	35.8
Attributable EBITDA (5)	1.2	5.3
Investment expense (income)	2.7	(17.8)
Other expense (6)	8.8	13.4
Non-cash rent expense - purchase accounting (7)	6.2	26.1
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	4.3	16.0
Stock-based compensation expense (9)	(7.1)	4.6
Adjusted EBITDA (1)	$271.3	$781.4
Adjusted EBITDA margin (1)	18.6%	14.1%
Total revenues	$1,457.9	$5,550.1
Net earnings (loss) margin (11)	-0.8%	-2.6%

Adjusted EBITDA (in millions) (1)
U.S. markets	$179.6	$575.6
International markets	91.7	205.8
Total Adjusted EBITDA	$271.3	$781.4

1)

We present Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA margin are non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA margin because we believe they provide management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA margin:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three and nine months ended September 30, 2019, the Company recorded $6.5 million and $21.1 million, respectively, in earnings from DCIP. During the three months ended September 30, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the nine months ended September 30, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the nine months ended September 30, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Constant Currency Attributable EBITDA

(Unaudited)

	Quarter Ended	Year Ended
	December 31,	December 31,
	2019	2019
(In millions)	Constant Currency	Constant Currency
Equity in earnings of non-consolidated entities	$(6.2)	$(30.7)
Less:
Equity in earnings of non-consolidated entities excluding international theatre JV's	(5.8)	(29.2)
Equity in earnings of International theatre JV's	0.4	1.5
Income tax provision	0.3	0.4
Investment income	—	(0.6)
Depreciation and amortization	0.5	3.5
Other expense	—	0.5
Attributable EBITDA	$1.2	$5.3

6)

Other expense (income) for the three months ended September 30, 2019 includes income of $8.5 million due to the increase in fair value of the derivative asset related to the Company’s Convertible Notes due 2024, expense of $5.7 million as a result of the decrease in fair value of its derivative liability, and loss on Pound sterling forward contract of $0.7 million. Other expense for the nine months ended September 30, 2019 includes $16.6 million of fees related to modifications of term loans income and $1.7 million loss on GBP forward contract, partially offset by income of $14.9 million due to the decrease in fair value of the derivative liability related to the Company’s Convertible Notes due 2024. During the three months ended September 30, 2018, the Company recorded expense of $54.1 million as a result of an increase in fair value of the derivative liability for the Convertible Notes due 2024. Other expense (income) for the three and nine months ended September 30, 2018 includes financing losses and financing related foreign currency transaction losses.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

9)	Stock-based compensation expense is Non-cash or non-recurring expense included in General and Administrative: Other.

10)

The International segment information for the three and nine months ended September 30, 2019 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2018. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

11)	Net earnings (loss) margin is defined as net earnings (loss) divided by total revenues.

Reconciliation of Adjusted Net Earnings  (Loss) and Adjusted Earnings (Loss) Per Common share:

Quarter and Year Ended December 31, 2019

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Numerator:
Net earnings (loss)	$(13.5)	$170.6	$(149.1)	$110.1
Calculation of adjusted net earnings (loss) for basic and diluted earnings (loss) per share:
Impairment of long-lived assets	84.3	13.8	84.3	13.8
Marked-to-market loss (gain) on derivative asset	18.2	(45.0)	17.7	(45.0)
Marked-to-market loss (gain) on derivative liability	(8.6)	(120.5)	(23.5)	(66.4)
Tax benefit for Spain valuation allowance	(41.5)	—	(41.5)	—
Adjusted net earnings (loss) for basic earnings (loss) per share	$38.9	$18.9	$(112.1)	$12.5
Interest expense for Convertible Notes due 2024	8.4	—	—	—
Adjusted net earnings (loss) for diluted earnings (loss) per share	$47.3	$18.9	$(112.1)	$12.5

Denominator (shares in thousands):
Weighted average shares for basic earnings (loss) per common share	103,850	103,514	103,832	120,621
Common equivalent shares for RSUs and PSUs	549	—	—	—
Common equivalent shares if converted: convertible notes due 2024	31,662	—	—	—
Weighted average shares for diluted earnings (loss) per common share	136,061	103,514	103,832	120,621

Adjusted basic earnings (loss) per common share	$0.37	$0.18	$(1.08)	$0.10
Adjusted diluted earnings (loss) per common share	$0.35	$0.18	$(1.08)	$0.10

We present adjusted net earnings (loss) for basic and diluted loss per share and adjusted basic and diluted net earnings (loss) per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a  year-over-year normalized basis. Adjusted net earnings (loss) for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net earnings (loss) per (basic and diluted) common share is adjusted net earnings (loss) (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for RSUs, PSUs, and the conversion of our Convertible Notes due 2024 if dilutive. Adjusted net earnings (loss) for diluted earnings per share removes the interest expense on the Convertible Notes due 2024 if dilutive. The impact of RSUs, PSUs, conversion of Convertible Notes due 2024 and the interest expense on the Convertible Notes due 2024 was anti-dilutive in each period other than the quarter ended December 31, 2019. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net earnings (loss) and adjusted net earnings (loss) per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net earnings (loss) and adjusted net earnings (loss) per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net earnings (loss) and earnings (loss) per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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